Exhibit 3.3
FIRST AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
TESORO CORPORATION
     In accordance with Article 14 of the Amended and Restated Bylaws (the “Bylaws”) of Tesoro Corporation (the “Company”), effective as of March 6, 2006, the Board of Directors of the Company has amended Section 3.3 of the Bylaws to read in its entirety as follows:
     “3.3 Maximum Age of Directors. Any director who shall attain the age of 75 years while serving as a director shall promptly thereafter submit a resignation as a director for consideration by the Board.”